UNITED STATES
                         SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C. 20549

                                       FORM 8-K

                                    Current Report

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
     Date of Report (Date of earliest event reported):    December 18, 2006

                           TRB SYSTEMS INTERNATIONAL, INC.
                (Exact Name of Registrant as Specified in Its Charter)

                                     DELAWARE
                    (State or Other Jurisdiction of Incorporation)

              333-07242                             22-3522572
      (Commission File Number)         (I.R.S. Employer Identification No.)

     1472 Cedarwood Drive, Piscataway, New Jersey           08854
     (Address of Principal Executive Offices)              (Zip Code)

                                    (877) 852-3600
                 (Registrant's Telephone Number, Including Area Code)

            (Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))




Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers


On December 11, 2006, Byung D. Yim, President and Chief Executive Officer of TRB Systems International, Inc. (the "Company"), notified the Company of his decision to resign as Secretary of the Company, effective December 15, 2006. Mr. Yim will continue as a member of the Board of Directors of the Company and serve as President, Chief Executive Officer and Chief Financial Officer of the Company until next annual meeting of stockholders, or until his successor are duly elected and qualified.

On December 15, 2006, the Board of Directors of the Company appointed Mr. Joon Ki Moon as Secretary of the Company.

Mr. Moon, 27 years old, served as Team Chief of General Management Department at TRB Global Corp., a bicycle manufacturer in Seoul, Korea from March 2002 to December 2003. From January 2004 through September 2006, Mr. Moon held various part-time or internship positions at Alenax (Tianjin) Bicycle Corp., the subsidiary of the Company, most recently as Assistant to President of Alenax (Tianjin) Bicycle Corp. Mr. Moon holds a Bachelor degree in Economics from Kang Won University in Kang Won-Do, Korea and a Bachelor degree in Chinese from Nankai University in Tianjing, China.

There are no arrangements or understandings between Mr. Moon and any other persons pursuant to which Mr. Moon was selected as Secretary of the Company.
Mr. Moon does not have a direct or indirect material interest in any transaction to which the Company is to be a party in which the amount involved exceeds $60,000, nor has Mr. Moon had a family relationship with any of the Company's directors or executive officers.



                                    SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.


TRB SYSTEMS INTERNATIONAL, INC.


By: /s/ Byung D. Yim
------------------------------
Byung D. Yim, CEO & President

Date: December 18, 2006